CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 25, 2013, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 4 (included in Van Kampen Unit Trusts, Taxable Income Series 321) as of May 31, 2013, and for the period from June 15, 2011 (date of deposit) through May 31, 2012 and for the year ended May 31, 2013 and the financial highlights for the period from June 15, 2011 (date of deposit) through May 31, 2012 and for the year ended May 31, 2013, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-172341) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 25, 2013